UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK HEALTH SCIENCES TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

YOUR vote matters BlackRock Health Sciences Term Trust (NYSE: BMEZ) Defend YOUR Fund, Save YOUR Income BlackRock is fighting for YOU. Help YOUR Fund by voting on the WHITE card. Why am I receiving this letter? This year’s Annual Meeting on June 25th will be different. Activist hedge fund Saba Capital Management, L.P. (“Saba”) is trying to install its own Board members and fire BlackRock as investment advisor to YOUR fund. YOUR experienced board and BlackRock ensure the stability and consistency of YOUR income. Saba’s self-serving agenda will harm shareholders and put YOUR income and YOUR investment at risk. We believe that Saba’s motives conflict with YOUR best interests as a shareholder. They pretend to be on YOUR side, but we have seen Saba take self-serving actions time and again to make a quick profit for their wealthy investors, which may result in harmful outcomes for shareholders. × Loss of income that YOU rely on × Higher fees × Riskier investments and increased volatility × Poor performance as a closed-end fund manager × Liquidation, which means forced selling at fire sale prices and tax consequences for YOU Protect YOUR financial future and help us prevent a hedge fund from lining its pockets with YOUR savings. How does your independent, qualified Board recommend that you vote? Using the WHITE proxy card, your Board unanimously recommends voting “FOR” the Board’s Nominees, who have created value for all shareholders. Using the WHITE proxy card, your Board unanimously recommends voting “AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock. IMPORTANT: Please do NOT send back any proxy card you may receive from Saba as this will cancel your prior vote on the Board’s card. Only your latest dated proxy will count at the Annual Meeting. 1. Morningstar data as of April 30, 2024 2. BlackRock data as of April 30, 2024 3. In 2032, all shareholders will have an opportunity to receive 100% liquidity at net asset value via fund liquidation or tender offer. 35+ Years BlackRock has been a closed-end fund leader since 1988 Outperformance YOUR experienced Board and investment managers have led BMEZ to deliver a 14% return on market price year-to-date in 2024, outperforming 93% of all closed-end funds1 Share Repurchases BMEZ bought back over $95 million of shares, adding ~$18 million n value since inception2 Discount Management Program YOUR Fund has pledged to buy back shares depending on certain conditions to mitigate discounts

We ask that all shareholders vote on the enclosed WHITE proxy card today to preserve YOUR Fund: “FOR” BlackRock Board nominees “AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock How do I vote? Vote online Using the website provided on your enclosed white proxy card and following the simple instructions Vote by phone By calling the toll-free number on your enclosed white proxy card and following the simple instructions Vote by mail By completing and returning your enclosed white proxy card in the postage paid envelope provided Please do NOT send back any proxy card you may receive from Saba If you have already sent back the proxy card you received from Saba, you can still change your vote by promptly voting on the WHITE proxy card, which will replace the proxy card you previously completed. If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-4033. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Health Sciences Term Trust (BMEZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. May 2024 | BlackRock Health Sciences Term Trust (BMEZ) Not FDIC Insured • May Lose Value • No Bank Guarantee BMEZ_2024_FL2